200 Connell Drive

Berkeley Heights, NJ 07922

Genta Restructures Operations to Focus on Priority Initiatives

Company to Seek Buyer for Marketed Product Ganite®

Lloyd Sanders Assumes Chief Operating Officer Role in Consolidated Company

BERKELEY HEIGHTS, NJ – April 2, 2008 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company has restructured certain of its operations to conserve cash and focus on its priority oncology development operations. In March 2008, the Company received notice that its appeal of an adverse decision by the Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER) regarding its New Drug Application (NDA) for the use of Genasense® in patients with chronic lymphocytic leukemia (CLL) would not be reversed. While the Company is undertaking certain actions recommended by CDER, this decision precludes a commercial launch of Genasense during 2008, and accordingly the Company has reduced its workforce by 16 people, or approximately 30%.

“The highest priority for the Company is the timely completion of accrual and data readout from AGENDA, our ongoing Phase 3 trial of Genasense in patients with advanced melanoma”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Since these products address important patient needs and generate revenue for the Company, we will be maintaining our “named-patient” programs for Genasense and Ganite. However, given the delays in commercialization of our lead product, we have underinvested in our marketed drug, Ganite®, and will be seeking buyers for that product. In other actions, we expect to file a complete response to FDA’s clinical hold on tesetaxel, our new oral taxane, and we anticipate clinical presentations on both Genasense and G4544 -- an oral compound that reduces calcium loss from bone -- at the ASCO meeting in the second quarter.”

“I am very pleased that Lloyd Sanders has agreed to increase his leadership role in this consolidation as COO by assuming oversight responsibility for Information Technology, Business Development, Manufacturing Operations, and Commercial Operations. The steps we are taking today will conserve cash, maintain our pace of enrollment into AGENDA, while enabling continued regulatory progress on our pipeline products. We project a one-time expense of $235,000 for severance in the second quarter, and an annualized reduction in payroll expense of approximately $2 million.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small

Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same drug class as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient“ basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Genta Investor Relations

908-286-3980

info@genta.com